UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2014 (November 11, 2014)

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-194135	46-4380248
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gregory W. Sullivan as Treasurer and Michael A. Happel as Secretary to Replace Edward M. Weil, Jr.

On November 11, 2014, in light of his recent appointment as chief executive officer of RCS Capital Corporation, Edward M. Weil, Jr. resigned from his role as treasurer and secretary of American Realty Capital New York City REIT, Inc. (the “Company”), effective as of that same date. Mr. Weil did not resign pursuant to any disagreement with the Company. Mr. Weil also resigned from his roles as treasurer and secretary of the Company’s advisor and property manager. Simultaneously with Mr. Weil’s resignation from his role as treasurer and secretary of the Company, the Company’s board of directors appointed Gregory W. Sullivan, currently the chief financial officer and chief operating officer of the Company, to serve as the Company’s treasurer. Mr. Sullivan will also continue to serve in his capacity as chief financial officer and chief operating officer of the Company. Mr. Sullivan will also replace Mr. Weil as treasurer of the Company’s advisor and property manager. Also simultaneously with Mr. Weil’s resignation from his role as treasurer and secretary of the Company, the Company’s board of directors appointed Michael A. Happel, currently the president of the Company, to serve as the Company’s secretary. Mr. Happel will also continue to serve in his capacity as president of the Company. Mr. Happel will also replace Mr. Weil as secretary of the Company’s advisor and property manager. There are no related party transactions involving Mr. Sullivan or Mr. Happel that are reportable under Item 404(a) of Regulation S-K.

Mr. Sullivan, 60, has served as chief financial officer and chief operating officer of the Company, the Company’s advisor and the Company’s property manager since April 2014. Mr. Sullivan has also served as chief financial officer and chief operating officer of New York REIT, Inc. (“NYRT”), the NYRT advisor and the NYRT property manager since April 2014. Prior to that time, Mr. Sullivan served as chief financial officer, executive vice president and treasurer of STAG Industrial, Inc. (NYSE: STAG) (“STAG”), a real estate investment trust focused on the acquisition, ownership and management of single-tenant industrial properties throughout the United States, from STAG’s initial public offering in April 2011 until March 2014. Prior to STAG’s formation, Mr. Sullivan served on the Board of Managers of STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2004 to 2011. Mr. Sullivan served as Executive Vice President for Corporate Development for New England Development LLC (“NED”) from 2002 to 2011, where his role was to expand and diversify NED’s real estate and non-real estate private equity activities. Mr. Sullivan was also the Executive Vice President and Chief Financial Officer of TrizecHahn Corporation, a publicly traded real estate company headquartered in Toronto, from 1994 to 2001. From 1987 to 1994, Mr. Sullivan was employed in various capacities at AEW Capital Management in Boston including overseeing investments for the company’s real estate opportunity fund and heading the capital markets group. In addition, from 1982 to 1987, he was a senior finance officer at M/A-COM, Inc., a Boston based telecommunications company and, from 1980 to 1982, he was an investment banker at Smith Barney in New York. Mr. Sullivan received a B.S. degree from the University of Vermont and an M.B.A. from The Wharton School of the University of Pennsylvania.

Mr. Happel, 51, has served as president of the Company, the Company’s advisor and the Company’s property manager since their respective formations in December 2013. Mr. Happel has served as executive vice president, chief investment officer and as an observer to the board of directors of NYRT since its formation in October 2009, and, in March 2014, was promoted to president of NYRT. Mr. Happel also served as executive vice president and chief investment officer of NYRT’s advisor and property manager from their respective formations in November 2009 until March 2014, and in March 2014, was promoted to president of NYRT’s advisor and property manager. Mr. Happel has over 20 years of experience investing in real estate, including office, retail, multifamily, industrial, and hotel properties, as well as real estate companies. From 1988 to 2002, he worked at Morgan Stanley & Co., specializing in real estate and becoming co-head of acquisitions for the Morgan Stanley Real Estate Funds, or MSREF, in 1994. While at MSREF, he was involved in acquiring over $10 billion of real estate and related assets in MSREF I and MSREF II. As stated in a report prepared by Wurts & Associates for the Fresno County Employees’ Retirement Association for the period ending September 30, 2008, MSREF I generated approximately a 48% gross internal rate of return for investors and MSREF II generated approximately a 27% gross internal rate of return for investors. In 2002, Mr. Happel left Morgan Stanley & Co. to join Westbrook Partners, a large real estate private equity firm with over $5 billion of real estate assets under management at the time. From October 2004 to May 2009, he worked at Atticus Capital, a multi-billion dollar hedge fund, as the head of real estate with responsibility for investing primarily in REITs and other publicly traded real estate securities. Mr. Happel received a B.A. in economics from Duke University and a J.D. from Harvard Law School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

Date: November 17, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors